Exhibit 99.2

SCRIPT FOR NEW WORLD CONFERENCE CALL—3/26/04

Good afternoon, and welcome to New World Restaurant Group’s 4th quarter and 2003 year-end conference call.  I am Paul Murphy, Chief Executive Officer and Acting Chairman of New World.  Joining me today is Rick Dutkiewicz, our Chief Financial Officer.  Before I begin, I would like to ask Rick to read a brief statement regarding forward-looking comments:

(Rick Reads)

Certain statements during this conference call constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the private securities litigation reform act of 1995.  The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements which are not historical facts, are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements.  Please refer to our press release and the Introduction and Risk Factors in the Form 10-K being filed today.  In addition, we will not be providing guidance as to future results or trends.

(Paul)

Thank you Rick

Now, let’s look at some of the major events of the 4th quarter.  Our focus on and ability to generate cash flow this past quarter led to a reduction of the balance on the AmSouth Revolver of $3.5 million from the end of the 3rd quarter to the end of the 4th quarter 2003.  This strong cash flow performance enabled the company to pay the Indenture interest in January 2004 with minimal borrowings.

Rick will elaborate shortly on the 4th quarter and full year P&L results, but I would like to make a few brief observations.

Although our year-to-year comparisons for the 13 weeks ended December 30 remained unsatisfactory, we were pleased to see progress against the trailing 2003 quarters in several areas:

•                  Revenues in the 4th quarter increased by $3.9 million over  3rd quarter 2003.

•                  The $7 million operating loss reported for the 4th quarter reflected $7.6 million in special charges.

Excluding those items, the profit we generated represented an improvement over the operating results for each of the three preceding quarters of 2003.

•                  Adjusted EBITDA reached $9.9 million, or 10.2% of revenues, in the 4th quarter. This was the highest level for any quarter in 2003.

One of the most important developments was the building of the infrastructure to better support the initiatives of the Company and ensure the success of the field operators.  We will continue to have an emphasis on developing processes that engender a high degree of discipline and accountability, as measured against the core initiatives of our new 3-year business plan.

The 3-year program, which was formally adopted in January, will be executed in a series of 90-day plans. As a prelude to this longer-term strategy, we initially utilized the 90-day approach in carrying out our plan for the 4th quarter of 2003. As demonstrated during the 4th quarter, we found that this 90-day method provided both focus and improved results for the company.

We still have a long way to go, but we believe strongly that we are on the right track. Our primary focus is on:

•                  Improving restaurant operations – on delivering quality service and products in each of our brands, and,

•                  Generating a positive cash flow.

In line with those objectives, the 4th quarter saw the adoption of a new corporate incentive compensation plan.  This plan requires sufficient cash flow to cover operating expenses, capital expenditures, and interest payments before dollars are made available to fund the incentives.  With the payments to participating employees contingent upon achieving positive cash flow, this plan is clearly stakeholder friendly.

With regard to our efforts to improve store performance and the underlying value of our brands, the 4th quarter of 2003 was a defining period for New World. To further those goals, we engaged two prominent consulting firms to assist in our new brand renaissance program.

We partnered with Chute Gerdemann, a design firm in Columbus, Ohio, to address such issues as our brand position, the look and feel of our restaurant environments, and the customer’s experience when visiting our locations.

We also engaged Deterministics, a firm based in Seattle, to perform an evaluation of our in-store service system and make recommendations to improve customer throughput or flow in our locations.

With Chute Gerdemann as the lead, we are in the process of designing a new prototype store, as well as retrofit applications for our existing store base.

Concurrently, we began a system-wide customer service initiative, which will be ongoing in 2004.  The beginning phase concentrated on both the general manager and assistant manager levels, with later phases addressing the store crew members.

On the product development side, one of our concept stores recently implemented the first phase of our new menu.  To date, we are extremely pleased with the initial feedback and customer acceptance of these high quality and flavorful menu items.

Moreover, we are dedicated to the revitalization of our franchise brands through the appropriate re-imaging of menus and the development of a new store prototype.  As we look to bolster the performance of our franchisees, we will focus on revenue growth initiatives and seek cost reduction through brand synergies.

At this time, I will call on Rick Dutkiewicz to present a report on the 4th quarter and year end financial results.

Rick, the conference phone is yours:

Thanks Paul

For the quarter ended December 30, 2003, total revenues decreased 3.6% to $97.1 million compared with $100.7 million for the quarter ended December 31, 2002. The $3.6 million decrease in revenues consisted of decreases of approximately $3.5 million in company-operated stores sales, $400,000 in manufacturing sales and a $200,000 increase in franchise/license revenue.  The retail sales decline was due to a 4.6% comparable store sales decrease compared to the same quarter in fiscal 2002.  This reduction was due to a 5.5% decline in transactions compared with the prior year. Declining transactions were partially offset by a 1.0% increase in our average check.

For the year ended December 30, 2003, total revenues decreased 3.9% to $383.3 million compared with $398.7 million for fiscal 2002. Retail sales at our company-operated stores declined 3.6% compared with fiscal 2002. Full year comparable sales were down 3.5% due to a 5.1% decline in transactions partially offset by a 1.6% increase in the average check compared with the prior year. While we are always disappointed to report lower sales levels versus the prior year, we are beginning to stem this decline in the fourth quarter.  Paul has already told you about some of our new initiatives.

Loss from operations for the quarter ended December 30, 2003 was $7.0 million compared with income from operations of $4.5 million in the 4th quarter of 2002.  During the quarter ended December 30, 2003, we took several non-cash charges against earnings such as a $5.3 million charge for impairment on our Manhattan Bagel and Chesapeake Bagel Bakery trademarks and a $2.3 million charge associated with our final estimate of costs associated with our facility consolidation process.

For the year, our loss from operations was $11.8 million compared with a loss of $300,000 for fiscal 2002. The charges I just described contributed to the increase in our loss from operations.

EBITDA, which we define as earnings before interest, taxes, depreciation and amortization, integration/reorganization provisions, impairment charge, other income, cumulative change in fair value of derivatives, loss on exchange of Series F Preferred Stock, and gain on investment in debt securities decreased during the quarter to $7.4 million compared with $13.3 million in the comparable quarter of fiscal 2002. For the year, EBITDA was down $10.7 million to $23.8 million compared with $34.5 million for the prior fiscal year.

Adjusted EBITDA, which also excludes certain legal, financing and advisory fees, acquisition and integration expenses, certain corporate expenses, certain other charges, and unauthorized bonuses and certain compensation expense recorded in the first quarter of 2002, was $9.9 million for the fourth quarter of 2003 compared with $12.8 million in the comparable 2002 quarter. For the year, adjusted EBITDA decreased to $34.7 million from $46.4 million in 2002.

I must caution you that both EBITDA and adjusted EBITDA are not intended to represent cash flow from operations in accordance with GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. Rather, EBITDA and adjusted EBITDA are bases upon which to assess financial performance. While EBITDA and adjusted EBITDA are frequently used as a measure of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled measures of other companies due to the potential inconsistencies in the definition and method of calculation.

We are extremely pleased to report that we generated $8.4 million of cash from operating activities in the fourth quarter ended December 30, 2003 compared with $2.3 million for the comparable 2002 fiscal quarter. For the year, we generated $2.0 million of cash from operations versus consuming $6.7 million of cash in fiscal 2002. At our meeting in New York in February 2004, we informed you that our focus will be on generating cash flow. At the same time, we plan on investing adequate capital into our business to effect the necessary changes to the look and feel of our company-operated restaurants.

As of December 30, 2003, we had cash and cash equivalents of approximately $9.6 million and approximately $14.0 million of availability on our AmSouth Revolver. As of December 30, 2003, we were in compliance with the covenants of both the AmSouth Revolver and the Indenture.

I will now turn the call back over to Paul Murphy.

(Paul)

Thank you, Rick.

With 2003 behind us, we are intently focused on our business and financial performance in 2004. We look forward to speaking with you at our 1st quarter conference call.

We now open the floor to your questions.